Exhibit 99.1

Eric Côté, President of Jaunt Canada, Joins Board of Aéro Montréal

To Help Build Quebec as a Centre for Advanced Air Mobility

Montreal, Canada/Dallas, Texas, June 14, 2023 – Jaunt Air Mobility is pleased that Eric Côté, president of Jaunt Canada, was recently elected a member of Aéro Montréal’s board. Aéro Montréal is positioning Quebec as a centre for advanced air mobility (AAM) to facilitate and provide expertise, support, and end-to-end value chain activities from research & collaborative innovation, investment & financing services, design, prototyping, testing, certification, manufacturing, sales, infrastructure & operations, to MRO and sustainable end of vehicle life services.

“It is an honour to join Aéro Montréal’s board and contribute to bringing AAM to Quebec and the world. At Jaunt, we have committed to designing, building, and certifying the Jaunt Journey in Canada due to the support of organizations like Aéro Montreal, the government, and access to a strong aviation community,” says Côté.

Eric Côté, president of Jaunt Canada

“We have assembled an incredible pool of expertise to realize our vision of building Quebec’s reputation as a centre of excellence in AAM. Eric’s global business experience and the company’s mission to develop an eVTOL here make him a very valuable asset,” said Mélanie Lussier, President of Aéro Montréal.

Aéro Montréal, Quebec’s aerospace cluster, is a strategic think tank created in 2006 that groups all the major decision makers in Quebec’s aerospace sector, including companies, educational and research institutions, associations, and unions. Aéro Montréal aims to foster the growth and expansion of the cluster to ensure that it may continue to create wealth for Montreal, Quebec, and Canada.

Jaunt Air Mobility’s aircraft, the Jaunt Journey, will be featured by Aéro Montreal at the Paris Air Show as a part of the Canadian Pavilion. Eric Côté and Simon Briceno, Jaunt’s Chief Commercial Officer, will be on hand to share about Jaunt’s proprietary Slowed Rotor Compound technology and its unique safety features. Jaunt Air Mobility leads the electric air mobility division for the AIRO Group, which recently entered an agreement and plan of merger with Kernel Group Holdings (NASDAQ: KRNL) to list on the Nasdaq.